Exhibit 99.9

CONSENT OF PERSON NAMED AS ANTICIPATED TO BECOME DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 of Trump Media & Technology Group Corp. (the “Company”), and all amendments thereto (the “Registration Statement”) and any related prospectus filed pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended, or related proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (including any amendments or supplements thereto), as a person anticipated to become a director of the Company upon completion of the merger described therein, and to the filing of this consent as an exhibit to the Registration Statement.

Dated: October 27, 2026

/s/ Meredith O’Rourke
Meredith O’Rourke